Exhibit 5.1

August 16, 2004

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana  46582

Ladies and Gentlemen:

I have assisted in the preparation of Registration Statement on Form S-8 (the "Registration Statement") to be filed by Biomet, Inc., an Indiana corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), $10,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of the Company under the Biomet, Inc. Deferred Compensation Plan (the "Plan").

In connection therewith, I have investigated those questions of law as I have deemed necessary or appropriate for purposes of this opinion.  I have also examined originals, or copies certified or otherwise identified to my satisfaction, of those documents, corporate or other records, certificates and other papers that I deemed necessary to examine for purposes of this opinion, including:

(a)        Resolutions relating to the Plan adopted by the Company's Board of Directors (the "Resolutions"); and

(b)        The Registration Statement.

I have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

For purposes of this opinion, (i) I have assumed the genuineness of all signatures of all parties other than the Company; and (ii) I have assumed the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies.

Based upon the foregoing and subject to the qualifications set forth in this letter, I am of the opinion that the Deferred Compensation Obligations have been duly authorized and, when issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting enforcement of creditors' remedies or by general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

Very truly yours,

/s/ Daniel P. Hann

Daniel P. Hann
Senior Vice President and General Counsel